UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                 SCHEDULE 13G/A

                                 (RULE 13D-102)

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

                               (AMENDMENT NO. 23*)

                    INFORMATION TO BE INCLUDED IN STATEMENTS
                  FILED PURSUANT TO RULES 13D-1(B), (C) AND (D)
             AND AMENDMENTS THERETO FILED PURSUANT TO RULE 13D-2(B)



                                   Jaclyn Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                     Common Stock, $1.00 par value per share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                   469772 10 7
 ------------------------------------------------------------------------------
                                 (CUSIP Number)

                                  June 30, 2001
           -----------------------------------------------------------
             (Date of Event which requires filing of this Statement)

            Check the appropriate box to designate the rule pursuant
                        to which this Statement is filed:

                                [ ] Rule 13d-1(b)

                                [X] Rule 13d-1(c)

                                [ ] Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 469772 10 7                  13G                    Page 2 of  3 Pages

--------------------------------------------------------------------------------

    1       NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            Bonnie Sue Levy
--------------------------------------------------------------------------------

    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*           (a) [ ]

                                                                        (b) [ ]
--------------------------------------------------------------------------------
    3       SEC USE ONLY


--------------------------------------------------------------------------------

    4       CITIZENSHIP OR PLACE OF ORGANIZATION

            United States of America
--------------------------------------------------------------------------------
      NUMBER OF
        SHARES             5      SOLE VOTING POWER
     BENEFICIALLY                 0
       OWNED BY    -------------------------------------------------------------
         EACH
      REPORTING            6      SHARED VOTING POWER
        PERSON                    0
         WITH:     -------------------------------------------------------------
                           7      SOLE DISPOSITIVE POWER

                                  217,464
                   -------------------------------------------------------------
                           8 SHARED DISPOSITIVE POWER

                                  0
--------------------------------------------------------------------------------
    9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           217,464
--------------------------------------------------------------------------------
   10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


--------------------------------------------------------------------------------
   11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           8.5%

--------------------------------------------------------------------------------

   12      TYPE OF REPORTING PERSON*

           IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT

CUSIP No. 469772 10 7                  13G                    Page 3 of  3 Pages

--------------------------------------------------------------------------------

          Except as to Item 4, no change has occurred with respect to the answer to any items of this Schedule from the information last reported in respect of such item.

ITEM 4.   OWNERSHIP. AS OF DECEMBER 31, 2001:

          (a)  Amount beneficially owned:

               217,464 shares of Common Stock. This amount includes 6,160 shares allocated to Mrs. Levy's account under the Jaclyn, Inc. Employee Stock Ownership Plan and 7,500 shares which Mrs. Levy may acquire pursuant to presently exercisable stock options.


          (b)  Percent of Class:   8.5%

          (c)  Number of shares as to which such person has:

               (i)   sole power to vote or direct the vote:   none

               (ii)  shared power to vote or direct the vote:   none

               (iii) sole power to dispose or direct the disposition of: 217,464

               (iv)  shared power to dispose or direct the disposition of: none



                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                                February  1, 2002
                                        ----------------------------------
                                                      Date

                                               /s/ Bonnie Sue Levy
                                        ----------------------------------
                                                    Signature

                                                  Bonnie Sue Levy
                                        ----------------------------------
                                                    Name/Title